UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2017

HERITAGE-CRYSTAL CLEAN, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-33987	26-0351454
(State or other jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

2175 Point Boulevard, Suite 375, Elgin, IL 60123
 (Address of Principal Executive Offices) (Zip Code)

(847) 836-5670
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 2, 2017 Heritage-Crystal Clean, Inc. (the "Company") and Ms. Ellie Bruce (the "Executive") entered into an Executive Employment Agreement (the “Employment Agreement”), pursuant to which Ms. Bruce will receive an annual base salary of $242,833 in exchange for her services to the Company. The Company will also provide Ms. Bruce with an annual opportunity to earn performance-based compensation in the form of cash and/or shares of the Company's common stock based on the achievement of certain performance criteria. Ms. Bruce shall also be eligible to participate in any employee benefit plans and programs to which employees of the Company are generally entitled to participate.
In the event of termination without Cause or resignation for Good Reason (each as defined in the Employment Agreement), the Company shall provide Ms. Bruce with severance compensation in the form of salary continuation at the Base Salary rate in effect at the time of Executive's employment termination for a period of twelve (12) months, and Ms. Bruce may receive a prorated portion of a bonus amount based on the number of whole months in such year the Executive was employed prior to her employment termination if a bonus would otherwise have been payable to Executive for the year of Executive’s employment.
The foregoing description of the terms of the Employment Agreement does not purport to be a complete description and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference in its entirety into this Item 5.02.

Exhibit No.	Description
10.1	Employment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

HERITAGE-CRYSTAL CLEAN, INC.

Date: November 3, 2017	By: /s/ Brian Recatto
Title: President, CEO and Director -- Principal Executive Officer